CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 18 to the Registration Statement (Form N-1A 333-202460 and 811-23036) of our report dated December 28, 2017 on the financial statements and financial highlights of BNY Mellon Absolute Insight Multi-Strategy Fund (one of the series comprising BNY Mellon Absolute Insight Funds, Inc.) (the “Fund”) included in the Fund’s annual report for the fiscal year ended October 31, 2017.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

February 26, 2018